Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES SIX MONTHS

AND SECOND QUARTER RESULTS

Warren, PA. April 16, 2012 PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products announces operating results for the six month period and second fiscal quarter ended February 29, 2012 which includes a quarterly record for sales and EBITDA.

Adjusted EBITDA1 on a FIFO basis for the six months ended February 29, 2012 was $115.0 million, an increase of $83.3 million or 262.7% from $31.7 million for the six months ended February 28, 2011. For the second fiscal quarter ended February 29, 2012 the Company generated Adjusted EBITDA on a FIFO basis of $40.5 million, an increase of $11.8 million or 41.1% from $28.7 million for the three months ended February 28, 2011.

EBITDA1 increased $120.9 million for the six months ended February 29, 2012 to $138.1 million from $17.2 million for the six months ended February 28, 2011. EBITDA for the three months ended February 29, 2012 increased $1.3 million to a record $16.2 million compared to $14.9 million for the three months ended February 28, 2011.

Net income for the six months ended February 29, 2012 increased $69.6 million to $61.8 million for the six months ended February 29, 2012 as compared to a net loss of $7.8 million for the six months ended February 28, 2011. Net income for the second quarter ended February 29, 2012 was a net loss of $0.2 million as compared to net income of $0.3 million for the quarter ended February 28, 2011.

Net income and EBITDA includes $39.5 million of net gains on derivative contracts for the six months ended February 29, 2012 and $11.8 million of net losses on derivative contracts for the second

[1]

United Refining Company uses the term EBITDA or Earnings Before Interest, Income Taxes, Depreciation and Amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. The term Adjusted EBITDA is EBITDA adding any losses or deducting any gains on derivative contracts. See reconciliation of EBITDA (both on a LIFO basis and FIFO basis) and Adjusted EBITDA to net income in table set forth below. The Company’s method of computation of EBITDA or Adjusted EBITDA may or may not be comparable to other similarly titled measures used by other companies.

quarter of fiscal 2012. There were no derivative contracts in effect for the three and six month periods ended February 28, 2011.

Net sales for the six months ended February 29, 2012 were $1,792.9 million as compared to $1,311.4 million for the six months ended February 28, 2011. This was an increase of $481.5 million or 36.7% over the prior year period. Net sales for the fiscal quarter ended February 29, 2012 were a record $848.8 million as compared to $692.3 million for the fiscal quarter ended February 28, 2011. The respective sales increases were primarily due to increases in retail and wholesale prices of petroleum products sold by the Company.

UNITED REFINING COMPANY

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
Net sales	$848,844	$692,279	$1,792,875	$1,311,426
Operating income	$10,561	$10,268	$126,551	$7,156

Income tax (benefit) expense attributable to United Refining Company’s Stockholder	$(165)	$209	$42,949	$(4,309)
Net (loss) income attributable to United Refining Company’s Stockholder	$(237)	$261	$61,809	$(7,828)
EBITDA (A)	$16,252	$14,922	$138,061	$17,153

(A)	EBITDA and Adjusted EBITDA Reconciliation:

UNITED REFINING COMPANY

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
Net (loss) income	$(237)	$261	$61,809	$(7,828)

Interest expense	10,270	8,877	20,526	17,792
Income tax (benefit) expense	(165)	145	42,949	(4,373)
Depreciation	4,631	4,417	9,268	8,831
Amortization	1,753	1,222	3,509	2,731

EBITDA	$16,252	$14,922	$138,061	$17,153

LIFO inventory adjustment	(12,394)	(13,747)	(16,424)	(14,565)

EBITDA - FIFO basis	$28,646	$28,669	$154,485	$31,718

Net losses/(gains) on derivatives contracts	11,839	—	(39,452)	—

Adjusted EBITDA FIFO basis	$40,485	$28,669	$115,033	$31,718

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 365 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer Telephone: (814) 723-1500.